              Amendment to the By-Laws of Energy West, Incorporated

         RESOLVED, that Section 3.2 of the By-Laws of the Company, is hereby amended and restated in its entirety to provide as follows:

                  "Section 3.2. Number, Qualification and Term of Office. The
         number of directors which shall constitute the whole Board shall be determined by resolution of the Board of Directors except that the number of directors shall not be less than five or more than nine. Each director shall own at least ten shares of capital stock of the Company.
         The term of office shall be one year unless the terms of the members of the Board of Directors are staggered as permitted under Section
         35-1-422, Montana Code Annotated. Effective following the 2004 annual meeting of stockholders of the Company, no person of an age seventy
         (70) years or older will be eligible for election, reelection, appointment or reappointment as a member of the Board, and no director shall serve as such beyond the annual meeting of stockholders of the
         Company immediately following the attainment of the age of seventy (70)
         years."